Prudential Investment Portfolios 9
Semi-Annual period ending 4-30-15
File No. 811-09101

SUB-ITEM 77-C
Submission of Matters to a Vote of Security Holders
Results of Proxy Voting (Unaudited)
At a special meeting of shareholders held on November 26, 2014, shareholders of the Prudential Investment Portfolios 9 which is comprised of Prudential Large-Cap Core Equity Fund, Prudential International Real Estate Fund, Prudential Absolute Return Bond Fund and Prudential Select Real Estate Fund (collectively, the "Funds"), approved the following proposal. Shareholders of all Funds voted together on the proposal:

Proposal:  To elect twelve Trustees:



                       SHARES VOTED    % VOTED     % OF T/O
ELLEN S. ALBERDING
FOR                  237,604,614.276    99.368%     89.460%
WITHHELD              1,513,074.891      0.632%     0.569%
KEVIN J. BANNON
FOR                 237,599,385.300      99.366%     89.458%
WITHHELD              1,518,303.867       0.634%     0.571%
LI NDA W. BYNOE
FOR                 237,520,092.174       99.332%     89.428%
WITHHELD              1,597,596.993        0.668%     0.601%
KEITH F. HARTSTEIN
FOR                 237,691,559.220        99.404%    89.493%
WITHHELD            1,426,129.947          0.596%     0.536%
MICHAEL S. HYLAND
FOR                 237,614,241.801       99.372%     89.463%
WITHHELD             1,503,447.366         0.628%     0.566%
STEPHEN P. MUNN
FOR                237,489,091.083         99.319%     89.416%
WITHHELD             1,628,598.084         0.681%     0.613%
JAMES E. QUINN
FOR                 237,632,385.824         99.379%     89.470%
WITHHELD             1,485,303.343         0.621%     0.559%
RICHARD A. REDEKER
FOR                 237,517,211.554         99.331%     89.427%
WITHHELD              1,600,477.613         0.669%     0.602%
STEPHEN G. STONEBURN
FOR                 237,547,607.267         99.344%     89.438%
WITHHELD             1,570,081.900          0.656%     0.591%
GRACE C. TORRES
FOR                 237,602,041.430         99.367%     89.459%
WITHHELD            1,515,647.737           0.633%      0.570%
STUART S. PARKER
FOR                 237,612,476.112         99.371%     89.463%
WITHHELD              1,505,213.055         0.629%     0.566%
SCOTT E. BENJAMIN
FOR                 237,547,569.909         99.344%     89.438%
WITHHELD             1,570,119.258           0.656%     0.591%

Prudential Large-Cap Core Equity Fund: The special meeting of shareholders of the Prudential Large-Cap Core Equity Fund held on November 26, 2014, was adjourned to December 3, 2014, and further adjourned to December 10, 2014, and January 9, 2015 to permit further solicitation of proxies on the proposal noted below. At the January 9, 2015 meeting, shareholders of the Prudential Large-Cap Core Equity Fund approved the following proposals:

Proposal: To permit Prudential Investments LLC (PI) to enter into or make material changes to the Prudential Large-Cap Core Equity Fund's subadvisory agreements with subadvisers that are wholly-owned subsidiaries of PI or a sister company of PI (wholly-owned subadvisers) without shareholder approval:


                       SHARES VOTED   % OF VOTED   % OF TOTAL
FOR                   4,179,292.054    70.492%     39.717%
AGAINST                 156,691.714     2.643%     1.489%
ABSTAIN                 163,979.137     2.766%     1.558%
BROKER NON-VOTE       1,428,802.722     24.099%     13.578%
TOTAL                 5,928,765.627     100.000%     56.342%

Proposal: To designate the Prudential Large-Cap Core Equity Fund's investment objective as a non-fundamental policy of the Prudential Large-Cap Core Equity Fund, meaning that the Prudential Large-Cap Core Equity Fund's investment objective could be changed with the approval of the Prudential Large-Cap Core Equity Fund's Board of Trustees, but without shareholder approval.


                        SHARES VOTED    % OF VOTED   % OF TOTAL
FOR                    4,126,934.733      69.609%     39.219%
AGAINST                  201,265.909       3.395%     1.913%
ABSTAIN                  171,762.263       2.897%     1.632%
BROKER NON-VOTE        1,428,802.722      24.099%     13.578%
TOTAL                 5,928,765.627      100.000%     56.342%


Prudential International Real Estate Fund: At the special meeting of shareholders of the Prudential International Real Estate Fund held on November 26, 2014, shareholders of the Fund also approved the following proposal:
Proposal: To permit Prudential Investments LLC (PI) to enter into or make material changes to the Prudential International Real Estate Fund's subadvisory agreements with subadvisers that are wholly-owned subsidiaries of PI or a sister company of PI (wholly-owned subadvisers) without shareholder approval:


                       SHARES VOTED    % OF VOTED   % OF TOTAL
FOR                    2,159,330.601     90.192%     88.293%
AGAINST                     0.000         0.000%     0.000%
ABSTAIN                     0.000         0.000%     0.000%
BROKER NON-VOTE         234,826.091       9.808%     9.602%
TOTAL                 2,394,156.692      100.000%     97.895%


Prudential Absolute Return Bond Fund: At the special meeting of shareholders of the Prudential Absolute Return Bond Fund held on November 26, 2014, shareholders of the Prudential Absolute
Return Bond Fund also approved the following proposal:

Proposal: To permit Prudential Investments LLC (PI) to enter into or make material changes to the Prudential Absolute Return Bond Fund's subadvisory agreements with subadvisers that are wholly-owned subsidiaries of PI or a sister company of PI (wholly-owned subadvisers) without shareholder approval:


                          SHARES VOTED   % OF VOTED   % OF TOTAL
FOR                     126,949,121.409    55.729%     50.351%
AGAINST                     998,375.657     0.439%     0.396%
ABSTAIN                    769,858.684      0.337%      0.305%
BROKER NON-VOTE            99,082,429.026   43.495%     39.299%
TOTAL                     227,799,784.776    100.000%    90.351%